Exhibit 14
ACTUANT CORPORATION
CODE OF ETHICS APPLICABLE TO SENIOR FINANCE EXECUTIVES
It is critical to the success of the Company and in the best interests of its shareholders that its employees conduct themselves honestly and ethically. In particular, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer and the Controller or persons performing similar functions (the “Executive Team”), are required to observe the highest standards of ethical business conduct, including strict adherence to this Code of Ethics Applicable to Senior Executives and the Company’s Compliance Plan and Code of Conduct applicable to all employees. Accordingly, each member of the Executive Team must comply with the letter and spirit of the following:

I.
Each member of the Executive Team will act at all times honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. For purposes of this Code, the phrase “actual or apparent conflict of interest” shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealings that have a reasonable possibility of creating even the appearance of impropriety.

II.
Each member of the Executive Team must ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission or state regulators, and in all other regulatory filings. In addition, each member of the Executive Team must provide full, fair, accurate and understandable information whenever communicating with the Company’s shareholders or the general public.

III.	All members of the Executive Team must conduct Company business in compliance with all applicable federal, state, foreign and local laws and regulations.

IV.
It is each Executive Team member’s responsibility to notify promptly the Outside General Counsel or Chairman of the Board of Director’s Audit Committee regarding any actual or potential violation of this Code by any member of the Executive Team. It is the duty of the Outside General Counsel or the Chairman of the Board of Director’s Audit Committee to conduct or seek an appropriate investigation of the alleged violation by an appropriate disinterested party. All members of the Executive Team are responsible for ensuring that their own conduct complies with this Code.

V.
Anyone who violates the provisions of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company.

VI.	The Board of Directors of the Company shall be responsible for the administration of this Code and shall have the sole authority to grant waivers of its provisions.

ACKNOWLEDGMENT
The undersigned member of the Executive Team (the “Member”) hereby acknowledges that the Member has received a copy of the Company’s Code of Ethics Applicable to Senior Finance Executives. The Member agrees that he or she has read and understood this Code in its entirety and to abide by it. The Member further acknowledges that it is his or her responsibility to seek clarification from the office of the Company’s Outside General Counsel if any application of the Code to a particular circumstance is not clear. The Member acknowledges that the Member’s continued service with the Company requires the Member to fully adhere to this Code and that failure to do can result in disciplinary action up to and including termination of the Member’s employment by the Company.

/s/ Randal W. Baker
Name: Randal W. Baker
Dated: July 31, 2017

/s/ Rick T. Dillon
Name: Rick T. Dillon
Dated: July 31, 2017

/s/ Robert A. Wrocklage
Name: Robert A. Wrocklage
Dated: July 31, 2017